UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of Earliest Event Reported)
June 27, 2008

Merchants Bancshares, Inc.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	0-11595	03-0287342
(State Or Other Jurisdiction	(Commission File No.)	(IRS Employer
Of Incorporation)		Identification No.)

275 Kennedy Drive		05403
So. Burlington, Vermont		(Zip Code)
(Address Of Principal Executive Offices)

(802) 658-3400
(Registrant's telephone number, including area code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

      On June 27, 2008, Merchants Bank (the "Bank"), a Vermont corporation and wholly-owned subsidiary of Merchants Bancshares, Inc. ("Merchants"), a Delaware corporation, entered into two Agreements (the "Agreements"), effecting the sale and lease-back of its principal office, 275 Kennedy Drive, South Burlington, Vermont.

      In the first Agreement, the Bank entered into a Purchase and Sale Agreement with Eastern Avenue Properties, L.L.C., a Vermont limited liability company ("Eastern") whereby Eastern agreed to pay $5.7 million for approximately 2.94 acres, with the Bank's headquarters, operations center and branch, and certain personal property (the "Property"). In the second Agreement, the Bank entered into a Lease Agreement with Farrell Exchange, L.L.C., a Vermont limited liability company ("Farrell") whereby the Bank will lease back the Property for an initial term of ten years and two optional terms of five years. The base annual rent will be $483 thousand for each of the first ten years, $557 thousand for each of years 11 - 15 and $612 thousand for each of years 16 - 20. The Purchase and Sale Agreement closed on June 27, 2008, and the lease commenced on that date. The Bank expects to record a gain of approximately $4.2 million which will be amortized over the lease term.

Item 9.01. Financial Statements and Exhibits

(c).	The following exhibits are included with this Report:

	Exhibit No.	Description

	99.1	Press Release dated July 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCHANTS BANCSHARES, INC.

Date:	July 3, 2008		/s/ Janet P. Spitler

Janet P. Spitler
Treasurer & CFO

Exhibit 99.1

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